Exhibit 99.1

Herbst Gaming Announces Change of Name to Affinity Gaming

Las Vegas, NV — May 23, 2011 — Herbst Gaming, LLC (the “Company”) has announced that, as of May 20, 2011, the Company name will be Affinity Gaming, LLC.

The Company successfully emerged from bankruptcy at the end of 2010 and has changed its name to Affinity Gaming to reflect its new beginning, new board of directors and new corporate management team. The Company will continue to operate each of its casino properties under their familiar local names and where applicable, the “Terrible’s” monicker.

“In order to reflect our new corporate identity, we have changed our corporate name to Affinity Gaming. Given that prior management and owners, the Herbst family, are no longer associated with our casino and slot route businesses, we believe it is in the interest of the employees and management to make a fresh start” said David D. Ross, Chief Executive Officer. “Our new name represents our strategy of offering a value-oriented product in a convenient, friendly and casual atmosphere.  We continue to focus on delivering the highest quality service to our customers at a reasonable price. Going forward, Affinity Gaming will be committed to enhancing customer satisfaction and loyalty, which are critical to our long-term success,” concluded Mr. Ross.

Emergence From Chapter 11 Reorganization

On December 31, 2010, (i) the Company, now Affinity Gaming, LLC, acquired substantially all of the assets of its Predecessor (Herbst Gaming, Inc. or HGI) in consideration of $350.0 million in aggregate principal amount of senior secured loans and the issuance to Predecessor of all of the Company’s common membership units, (ii) the senior secured loans and common units were distributed by Predecessor to the lenders under HGI’s prior credit facility on a pro rata basis in accordance with HGI’s bankruptcy plan, (iii) all of Predecessor’s approximately $1.1 billion in outstanding long-term debt obligations, consisting of borrowings under HGI’s credit facility, $160.0 million of outstanding principal amount of 8.125% senior subordinated notes and $170.0 million of outstanding principal amount of 7% senior subordinated notes, were terminated, and (iv) 100% of the existing equity in Predecessor was cancelled.

On December 31, 2010, the Company adopted fresh start accounting in accordance with applicable accounting standards.  As a result, the value of Predecessor’s assets, including intangible assets, and liabilities have been adjusted to their fair values with any excess of the Company’s enterprise value over the Company’s tangible and identifiable intangible assets and liabilities reported as goodwill on the Company’s consolidated balance sheet.  Please refer to the annual report on Form 10-K filed March 31, 2011, and quarterly report on Form 10-Q filed May 13, 2011, by Herbst Gaming, LLC with the Securities and Exchange Commission for additional financial information.

About Affinity Gaming

Affinity Gaming is a diversified gaming company that focuses on two business lines: casino operations and slot machine route operations.  As of December 31, 2010, the Company’s casino operations consisted of 15 casinos, 12 of which are located in Nevada, two in Missouri and one in Iowa.  The Company’s slot route operations consist of approximately 6,000 slot machines throughout Nevada.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods.  These statements are based on management’s current expectations and assumptions about the industries in which the Company operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”  The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company’s website at www.herbstgaming.com.  The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.